Principal Amount: US$5,000,000.00	Issue Date: March 30, 2020

PROMISSORY NOTE

FOR VALUE RECEIVED, ENOCHIAN BIOSCIENCES, INC., a Delaware corporation (the “Maker”), promises to pay to the order of PASECO APS, a limited company organized under the Kingdom of Denmark ((the “Payee”), and together with the Maker, the “Parties” and each, a “Party”), the principal sum of FIVE MILLION UNITED STATES dollars (US $5,000,000.00) (the “Principal”) together with interest thereon (the “Interest”) as set forth in this Promissory Note (this “Note”). This Note is being issued pursuant to that certain Note Purchase Agreement, dated as of March 30, 2020 (the “Purchase Agreement”).

The following is a statement of the rights of the Payee and the condition to which this Note is subject, and to which the Payee, by acceptance of this Note, agrees:

1.                   Interest. Interest shall accrue on the Principal received by Maker from the date so received at a rate of six percent (6%) per annum. Interest shall be calculated on the Issue Date on the basis of the actual number of days elapsed until the Maturity Date (as defined below) and shall be subject to mandatory prepayment in-kind pursuant to Section 4 below.

2.                   Maturity Date. The entire unpaid Principal shall be due and payable by the Maker to the Payee on November 30 2021 (the “Maturity Date”). All payments hereunder shall be made at the Payee’s address as set forth herein below or as otherwise may be designated by the Payee in writing.

3.                   Waiver and Consent. To the fullest extent permitted by law, the Maker waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Maker liable with respect to this Note.

4.                   Prepayment In-Kind. All accrued Interest shall be payable by the Maker in-kind on the Issue Date in fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), valued at $2.66 per share of Common Stock, which was the closing sale price of the Common Stock on the Nasdaq Capital Market on the Execution Date (as defined in the Purchase Agreement). For the avoidance of doubt, the Interest paid under this Section 4 shall be 188,485 shares of Common Stock. The Maker shall use best efforts to issue or cause to be issued to or upon the order of the Payee certificates or book entry statements for the Common Stock issuable pursuant to this Section 4 within five (5) business days after receipt of the Principal by the Maker.

5.                   No Assignment. Neither Payee nor Maker shall have the right to transfer or assign its obligations under this Note without the prior written consent of the other Party; provided, however, that Payee may assign this Note to any person without the consent of Maker to an affiliate of the Payee or upon an event of default in Section 6 below. Any purported assignment in violation of this paragraph shall be void.

6.                   Default. It shall be an event of default hereunder and the Payee shall have the right to accelerate the maturity of this Note and the entire amount of principal and interest under this Note shall be immediately due and payable upon the occurrence of any of the following events: (a) any payment due hereunder is not paid within thirty (30) calendar days after the date required to be paid by the Maker or (b) the commencement of any proceedings under any bankruptcy laws of the United States of America or under any insolvency, reorganization, receivership, readjustment of debt, dissolution, liquidation or any similar law or statute of any jurisdiction now or hereinafter in effect (whether in law or at equity) is filed by or against the Maker if such proceedings are not dismissed within sixty (60) calendar days of commencement.

7.                   Miscellaneous.

(a)                 Amendment. Neither this Note nor any provision hereof may be waived, modified, amended or, except to the extent, if any, otherwise provided in this Note, terminated, except by a written agreement signed by the Parties.

(b)                Termination. This Note may be terminated and all amounts due hereunder, including Principal and any accrued interest, deemed paid in full (a) upon full payment of the principal and interest due hereunder, or (b) by a written agreement signed by the Parties.

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(c)                 Negotiated Agreement. The Parties have fully participated in the Note’s negotiation and preparation. Accordingly, this Note shall not be more strictly construed against either of the Parties.

(d)                Waivers. No waiver of any breach, default or provision hereunder shall be considered valid unless in writing signed by the Party to be charged therewith, and no such waiver shall be deemed a waiver of any subsequent breach or default hereunder.

(e)                 Waiver of Jury Trial. THE PARTIES TO THIS NOTE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES ENTERING INTO THIS NOTE.

(f)                  Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: i) upon receipt, when delivered personally; (a) upon receipt, when sent by email; or (b) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same according to Section 7(a) of the Purchase Agreement.

(g)                Governing Law; Arbitration. Subsections 7(d) and (e) of the Purchase Agreement are hereby incorporated by reference.

(h)                Headings. The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

(i)                  Third-Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the Parties to this Note and their respective permitted successor and assigns, any rights or remedies under or by reason of this Note.

** signature page follows **

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IN WITNESS WHEREOF, the Maker has executed and delivered this Note to the Payee as of the 30 day of March, 2020.

MAKER:

ENOCHIAN BIOSCIENCES, INC.

By: /s/ Mark Dybul

Name: Mark Dybul

Title: Executive Vice-Chair

Address: Century City Medical Plaza

2080 Century Park East, Suite 906

Los Angeles, CA 90067

Email: mrd54@georgetown.edu

With a copy to lpuche@enochianbio.com

Accepted By:

PAYEE:

PASECO APS

By: /s/ Ole Abildgaard

Name: Ole Abildgaard

Title:

Address: c/o Ole Abildgaard

Vedbaek Strandvej 506

Vedbaek 2950 Denmark

Email: Oa@oleabildgaard.com

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